Exhibit 99.1

UniTek Global Services, Inc. Reports Third Quarter and Nine-Month Results

For the Nine Months Ended September 28 2013 Compared to the First Nine Months of 2012:

Revenues Increased 15.3% to $365.1 Million;

Adjusted EBITDA(1) Improved 10.9% to $33.0 Million;

Net Loss was $26.7 Million from $55.1 Million

BLUE BELL, PA, November 12, 2013 — UniTek Global Services, Inc. (“UniTek” or the “Company”) (Nasdaq: UNTK), a premier provider of permanently outsourced infrastructure services to the telecommunications, broadband cable, wireless, transportation, public safety and satellite television industries, today announced financial results for the third quarter and nine months ended September 28, 2013.

“Our results reflect the coordinated actions we have taken to build UniTek into a company that we anticipate will be better aligned to leverage all of our assets across the organization to achieve long-term, organic growth. We believe that we are on our way to building UniTek into a strong brand, with the people, resources and tools in place to deliver consistent, high-value and quality service to our customers.  In the year since we began the re-alignment process, and in the face of a number of unanticipated challenges, we believe we made meaningful progress in creating an organization with a business focused on verticals and geographies that we expect will experience growth over the next decade,” said Rocky Romanella, Chief Executive Officer of UniTek.

“We are implementing our solutions in several premier buildings in Manhattan and other urban areas in the Northeast. This speaks to the strength of our sales team, as well as to our sound strategy that offers customers greater flexibility, cost-effectiveness and excellence backed by solutions that address the demands of the market.  Additionally, after the quarter’s end we reached a preliminary agreement to settle a shareholder class action suit against the Company relating to the restatement disclosed earlier this year.  Stabilizing our capital structure and improving our working capital are goals for the coming year.  I am excited by the recent direction of the business, which is a testament to the strength of our business model and the loyalty of our customers and employees. I am increasingly confident that UniTek is positioned to become a best-in-class fully-integrated solutions provider during these transformative times,” concluded Mr. Romanella.

Financial Results for the Nine Months Ended September 28, 2013

Total revenues increased 15.3% to $365.1 million for the nine months ended September 28, 2013, from $316.7 million for the nine months ended September 29, 2012.

Revenues from the Company’s Fulfillment segment increased 7.2% to $240.9 million for the nine months ended September 28, 2013 compared to $224.6 million for the nine months ended September 29, 2012. This growth in revenues was primarily attributable to $21.2 million from the impact of our September 2012 satellite acquisition and $2.8 million in growth from satellite Internet customers, partially offset by $(8.0) million in lower volume from our cable fulfillment customers.

In our Company’s Engineering and Construction segment, revenues for the nine months ended September 28, 2013 increased 34.9% to $124.2 million, from $92.1 million for the nine months ended September 29, 2012. The increase was mainly due to $27.0 million in revenue growth from our wireless turf projects in the northeastern United States.  As the Company previously disclosed, in the second quarter of 2013, our major turf vendor advised the Company that it would reduce the amount of wireless construction work to be performed by us.

Adjusted EBITDA(1) increased to $33.0 million for the nine months ended September 28, 2013, compared to $29.8 million for the nine months ended September 29, 2012.  The increase was caused by $7.5 million of higher gross profit, partially offset by an increase in selling, general and administrative expenses of $4.2 million excluding the effect of $2.5 million lower expense for stock-based compensation and transaction costs.

Loss from continuing operations was $(26.0) million, or $(1.37) per basic and diluted share, for the first nine months of 2013, compared with a loss from continuing operations of $(20.4) million, or $(1.14) per basic and diluted share, for the same period of 2012.

Net loss for the nine months ended September 28, 2013 was $(26.7) million, or $(1.40) per basic and diluted share, compared with net loss of $(55.1) million, or $(3.07) per basic and diluted share, for the first nine months of 2012. The year-over-year improvement was attributable to the items discussed above, as well as a loss from discontinued operations $(34.7) million from the sale of our wireline business in the nine-months ended September 29, 2012.

Net income (loss) excluding certain items(2) for the first nine months of 2013 was a net loss of $(7.0) million as compared to a net loss of $(3.9) million in the same period last year.  The increase in the loss was primarily due to the higher interest expense of $11.1 million associated with our new debt structure and amortization of the debt costs, as well as higher selling, general and administrative costs of $1.7 million offset by improved gross profit of $7.5 million.

Financial Results for the Three Months Ended September 28, 2013

Total revenues were relatively flat at $130.0 million for the quarter ended September 28, 2013, compared to $130.5 million for the quarter ended September 29, 2012.

Revenues from the Company’s Fulfillment segment increased 4.7% to $88.6 million for the three months ended September 28, 2013, compared to $84.6 million for the three months ended September 29, 2012. The increase in Fulfillment revenues was primarily attributable to $6.9 million from the impact of our satellite market acquisition in September 2012 offset by lower volume from our cable fulfillment customers.

In our Company’s Engineering and Construction segment, revenues for the three months ended September 28, 2013 decreased 9.6% to $41.5 million, from $45.9 million for the three months ended September 29, 2012. The decrease was largely attributable to a $(7.9) million reduction in wireless turf work versus the same three months in 2012, offset by an increase in other construction and systems integration projects.

Adjusted EBITDA(1) decreased 9.3% to $16.0 million for the quarter ended September 28, 2013, compared to $17.7 million for the third quarter of 2012. The year-over-year decrease in Adjusted EBITDA(1) was primarily caused by a decrease of $1.8 million in gross profit.

Loss from continuing operations was $(11.4) million, or $(0.60) per basic and diluted share, for the third quarter of 2013, compared with income from continuing operations of $4.2 million, or $0.22 per basic and diluted share, for the third quarter of 2012.

Net loss for the three-month period ended September 28, 2013 was $(11.3) million, or $(0.59) per basic and diluted share, compared with net loss of $(26.6) million, or $(1.42) per basic and diluted share, for the third quarter of 2012.

Net income or (loss) excluding certain items(2) for the third quarter of 2013 was income of $2.2 million as compared to income of $5.8 million in the same quarter last year, primarily due to the higher interest expense of $4.2 million associated with the new debt structure and amortization of the debt costs.

Andrew Herning, Chief Financial Officer of UniTek, added, “There is no doubt this was a challenging quarter; however, we are optimistic our plan will translate into organic growth over the long-term. We have made significant changes across our organization in support of our goals to become more effective at delivering value to our customers.  We are still laying the groundwork toward building an organization with a solid financial foundation.  To that end, we are focused on generating positive cash flow to reduce our debt over time, and are working diligently to run our business in an efficient and cost effective manner.”

Conference Call

Management will host a listen-only conference call to review the Company’s financial results at 8:30 a.m. Eastern time, on Wednesday, November 13, 2013. Interested parties may access the call by calling (877) 868-1833 from within the United States, or (970) 315-0472 if calling internationally and requesting conference call 10011848. Please dial-in approximately five minutes prior to the start of the call. A replay will be available through November 20, 2013 and can be accessed by dialing (855) 859-2056 (US), or (404) 537-3406 (international), and entering access ID number 10011848.

The call will be also be available as a live, listen-only webcast under the “Events and Presentations” page on the “Investor Relations” section of the Company’s website. Following the live event, an online archive will be available for 90 days.

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. UniTek’s website is: www.unitekglobalservices.com.

Forward-Looking Statements

The statements in this press release that are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, and include without limitation statements regarding the projected growth of and developments in the Company’s business, enhancements to the Company’s brand and attractiveness to employees, the building of shareholder value, expected impacts on revenues from AT&T, and the achievement of revenue and growth objectives. These statements are subject to uncertainties and risks including, but not limited to, the Company’s ability to address issues arising from previously disclosed accounting-related matters, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers,  and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-K for the year ended December 31, 2012. The words “may,” “could,” “should,” “would,” “believe,” “are confident,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “aspire,” and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of

1995. The Company does not undertake to update any forward looking statement, whether written or oral, which may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

1)                                     Adjusted EBITDA is a key indicator used by our management to evaluate operating performance of our continuing operations and to make decisions regarding compensation and other operational matters as well as by our investors and lenders in evaluating our performance. While this Adjusted EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies or from required calculations pursuant to our loan agreements. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. Adjusted EBITDA is our EBITDA adjusted for discontinued operations, stock-based compensation and other unusual or non-recurring costs, including the costs associated with the Restatement, the Audit Committee Investigation and related costs.

2)                                     Our management is using net income (loss) excluding certain items as an indicator to evaluate the operating performance of the Company excluding the impact of various recent eents.  While net income (loss) excluding certain items is not intended to replace any presentation included in the consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance by not giving effect to various recent events that have impacted our business.  Specifically, these items are (i) (income) loss from discontinued operations, (ii) restructuring charges, (iii) asset impairment, (iv) investigation and related costs, (v) loss on extinguishment of debt nd (vi), (income) expense related to contingent consideration.

Adjusted EBITDA

The following table presents the reconciliation of net loss to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
(in thousands)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Net loss	$(11,314)	$(26,609)	$(26,685)	$(55,084)
(Income) loss from discontinued operations	(67)	30,773	652	34,672
Income tax expense	273	293	449	315
Impairment charges	1,090	—	1,090	—
Depreciation and amortization	4,807	6,701	16,067	19,790
Restructuring charges	670	1,594	1,149	6,400
Restatement, investigation and related costs	2,524	—	7,590	—
Interest expense	8,051	3,883	21,592	10,496
Loss on extinguishment of debt	9,247	—	9,247	—
(Income) expense related to contingent consideration	—	—	(114)	10,077
Stock-based compensation	517	1,003	1,674	4,050
Transaction costs	—	121	80	201
Other expense (income), net	239	(76)	232	(1,146)
Adjusted EBITDA	$16,037	$17,683	$33,023	$29,771

Net Income (Loss) Excluding Certain Items

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Net loss	$(11,314)	$(26,609)	$(26,685)	$(55,084)
(Income) loss from discontinued operations	(67)	30,773	652	34,672
Restructuring charges	670	1,594	1,149	6,400
Impairment charges	1,090	—	1,090	—
				—
Restatement, investigation and related costs	2,524	—	7,590	—
Loss on extinguishment of debt	9,247	—	9,247	—
(Income) expense related to contingent consideration	—	—	(114)	10,077
Net income (loss) excluding certain items	$2,150	$5,758	$(7,071)	$(3,935)

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)	September 28, 2013	December 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,619	$3,836
Accounts receivable, net of allowances	94,046	102,490
Inventories	15,675	15,266
Other current assets	8,334	7,560
Total current assets	119,674	129,152
Restricted cash	24,716	—
Property and equipment, net of accumulated depreciation of $50,700 and $41,953	17,565	26,393

Amortizable intangible assets, net (includes amortizable customer relationships, net, of $33,558 and $38,090)	35,491	42,013
Goodwill	121,890	121,920
Other assets, net	6,253	6,925
Total assets	$325,589	$326,403

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$7,393	$3,450
Current portion of capital lease obligations	6,011	7,688
Accounts payable	34,600	48,845
Accrued insurance	17,589	16,248
Accrued compensation and benefits	6,614	9,766
Other current liabilities	19,647	27,361
Total current liabilities	91,854	113,358
Long-term debt, net of current portion	188,194	153,014
Long-term capital lease obligations, net of current portion	4,753	8,040
Other liabilities	4,376	3,688
Total liabilities	289,177	278,100

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.00002 par value (20,000 shares authorized, no shares issued or outstanding)	—	—

Common Stock, $0.00002 par value (200,000 shares authorized, 18,965 and 18,736 issued and outstanding)	—	—
Additional paid-in capital	274,842	260,077
Accumulated other comprehensive income	86	57
Accumulated deficit	(238,516)	(211,831)
Total stockholders’ equity	36,412	48,303
Total liabilities and stockholders’ equity	$325,589	$326,403

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income or Loss

(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	Sept. 28, 2013	Sept. 29, 2012	Sept. 28, 2013	Sept. 29, 2012

Revenues	$130,037	$130,482	$365,062	$316,667
Cost of revenues	104,227	102,824	298,594	257,657
Gross profit	25,810	27,658	66,468	59,010
Selling, general and administrative expenses	10,290	11,099	35,199	33,490
(Income) expense related to contingent consideration	—	—	(114)	10,077
Restructuring charges	670	1,594	1,149	6,400
Restatement, investigation and related costs	2,524	—	7,590	—
Impairment charges	1,090	—	1,090	—
Depreciation and amortization	4,807	6,701	16,067	19,790
Operating income (loss)	6,429	8,264	5,487	(10,747)
Interest expense	8,051	3,883	21,592	10,496
Loss on extinguishment of debt	9,247	—	9,247	—
Other expense (income), net	239	(76)	232	(1,146)
(Loss) income from continuing operations before income taxes	(11,108)	4,457	(25,584)	(20,097)
Income tax expense	273	293	449	315
(Loss) income from continuing operations	(11,381)	4,164	(26,033)	(20,412)
Income (loss) from discontinued operations	67	(30,773)	(652)	(34,672)
Net loss	$(11,314)	$(26,609)	$(26,685)	$(55,084)
Other comprehensive income or loss:
Foreign currency translation	(8)	(5)	29	36
Comprehensive loss	$(11,322)	$(26,614)	$(26,656)	$(55,048)

Net loss per share — basic and diluted
Continuing operations	(0.60)	$0.22	$(1.37)	$(1.14)
Discontinued operations	0.01	(1.64)	(0.03)	(1.93)
Total	$(0.59)	$(1.42)	$(1.40)	$(3.07)

Weighted average shares of common stock outstanding — basic and diluted	19,101	18,732	19,013	17,969

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
(in thousands)	September 28, 2013	September 29, 2012
Cash flows from operating activities:
Net loss	$(26,685)	$(55,084)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	2,351	2,076
Depreciation and amortization	16,146	21,714
Impairment charges	1,090	35,180
Loss on extinguishment of debt	9,247	—
Interest and fees added to debt principal	5,964	—
Amortization of deferred financing costs and debt discount	1,600	1,148
(Income) expense related to contingent consideration	(114)	10,077
Stock-based compensation	1,674	4,050
Loss (gain) on sale of property and equipment	202	(1,267)
Deferred income taxes, net	585	(5,220)
Contingent consideration	—	(1,560)
Changes in working capital:
Accounts receivable	6,093	(29,964)
Inventories	(409)	(5,866)
Prepaid expenses and other assets	(1,079)	(1,645)
Accounts payable and other liabilities	(17,385)	21,518
Net cash used in operating activities	(720)	(4,843)

Cash flows from investing activities:
Acquisition of property and equipment	(1,736)	(4,239)
Proceeds from sale of property and equipment	391	1,917
Cash paid for acquisition of businesses, net of cash acquired	—	(16,858)
Net cash used in investing activities	(1,345)	(19,180)

Cash flows from financing activities:
(Repayment of) proceeds from prior revolving credit facility, net	(26,892)	19,490
Proceeds from new revolving credit facility, net	64,500	—
Proceeds from term loan facilities	—	33,750
Repayment of term loan facilities	(622)	(888)
Repayment of capital leases	(5,768)	(8,928)
Restriction of cash to collateralize letters of credit	(24,716)	—
Payment of contingent consideration	—	(17,980)
Payment of financing fees	(6,765)	(1,016)
Other financing activities	(9)	(194)
Net cash (used in) provided by financing activities	(272)	24,234

Effect of exchange rate on cash and cash equivalents	120	(14)
Net (decrease) increase in cash and cash equivalents	(2,217)	197
Cash and cash equivalents at beginning of period	3,836	533
Cash and cash equivalents at end of period	$1,619	$730

Supplemental cash flow information:
Interest paid	$11,784	$8,993
Income taxes paid	382	784

Significant non-cash investing and financing activities:
Value of warrants issued to lenders under term loan facilities	$13,100	$—
Fair value of equity paid for acquisition	—	5,789
Acquisition of property and equipment financed by capital leases	804	3,788

Contact Info:

The Piacente Group | Investor Relations

MaryBeth Csaby

(212) 481-2050 X407

unitek@tpg-ir.com

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